Exhibit 99.3

CONSENT TO BE NAMED AS
A PERSON ABOUT TO BECOME A DIRECTOR

        Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form F-4 of Syneron Medical Ltd., or any amendment thereto (the “Registration Statement”), as a person who shall become a Director of Syneron Medical Ltd., such appointment to become effective upon consummation of the merger described in the Registration Statement. I hereby further consent to the filing of this Consent as an exhibit to the Registration Statement.

/s/ Gerard E. Puorro
Gerard E. Puorro

Date: October 28, 2009